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                                                                    EXHIBIT 2.4

                             SHAREHOLDERS AGREEMENT
                             ----------------------


          AGREEMENT, dated as of February 12, 1997 (the "Agreement"), by and between Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), and Manor Care, Inc., a Delaware corporation ("Manor Care").


                                    RECITALS

          WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated September 3, 1996 between Vitalink and GranCare, Inc., a California corporation ("GranCare"), Vitalink and GranCare will combine their respective pharmacy businesses and GranCare will be merged with and into Vitalink (the "Merger") and Vitalink shall be the surviving corporation (capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement); and

          WHEREAS, Manor Care, Inc. currently owns beneficially 11,500,000 shares of Vitalink Common Stock, par value $.01 per share (collectively with any Vitalink Common Stock acquired hereafter, the "Shares"); and

          WHEREAS, to induce GranCare to enter into the Merger Agreement, Manor Care as the majority stockholder of Vitalink has agreed to enter into this Agreement for the purpose of regulating, for a period of three years from the Effective Time, certain aspects of the relationships as a stockholder with respect to Vitalink;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                              CORPORATE GOVERNANCE

Section 1.1.  Composition of the Board.  Manor Care acknowledges that, pursuant
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to the terms of the Merger Agreement, at the Effective Time the Board of
Directors of the Surviving Corporation (the "Board") shall consist of eight directors, four of whom will be designated by GranCare (including successors as provided in Section 1.3 below, the
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"GranCare Nominees"), and the remaining number of whom shall be designated by
Manor Care as set forth in Section 1.4 of the Merger Agreement. Manor Care will, at all times during the term of this Agreement, vote the Shares or execute consents, as the case may be, and take all other necessary action (including, without limitation, any action required in order to satisfy any quorum requirement) in order to elect or reelect the GranCare Nominees. Manor Care shall not vote the Shares or execute consents to change the number of Directors unless such action shall have been recommended by a majority of the GranCare Nominees.

Section 1.2.  Removal.  Manor Care agrees that if, at any time, during the term
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of this Agreement it is then entitled to vote any of the Shares for the removal of Directors of the Surviving Corporation, it will not vote any of the Shares in favor of the removal of any GranCare Nominee, unless such removal shall be requested as set forth in the following sentence. Manor Care agrees that if (a) a majority of the GranCare Nominees request removal of a GranCare Nominee in writing or (b) a majority of the full Board of Directors requests the removal of a Director for cause, Manor Care shall vote the Shares in favor of such removal.

Section 1.3.  Vacancies.  If, during the term of this Agreement, there shall
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exist or occur a vacancy of the Board and such vacancy shall be created by the death, disability, retirement, resignation, removal of a GranCare Nominee:

          (a) The remaining GranCare Nominees shall designate another individual (the "Nominee") to fill such vacancy and serve as a director of the Surviving
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Corporation; and

          (b) Manor Care, at all times during the term of this Agreement, will vote its Shares, or execute a written consent, as the case may be, and take all other necessary action (including, without limitation, any action required in order to satisfy any quorum requirements) in order to ensure that the Nominee is elected to the Board.

Section 1.4.  Amendment of By-laws.  Manor Care acknowledges that Vitalink's By-
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laws, in the form attached hereto as Annex 1 (the "By-laws"), reflect the agreement between the parties to the Merger Agreement as to certain matters of corporate governance. In furtherance of such agreement, during the term of this Agreement, Manor Care will use al1 commercially reasonable efforts to cause board members who are not GranCare Nominees to approve amendments

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to the By-laws only if such amendments are approved by a majority of the
GranCare Nominees.


                                   ARTICLE II

                          RESTRICTIONS ON TRANSFER OF
                                  COMMON STOCK

Section 2.1.  Restriction on Public Transfer.  Other than as provided in Section
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2.2 below or in the manner and to the extent permitted by the volume and manner or sale provisions of Rule 144 (or any successor provisions under the Securities
Act) during the term of this Agreement Manor Care will not sell, assign, transfer, pledge or otherwise dispose of (any such event, a "Transfer") the Shares in the public market.

Section 2.2.  Public Offering.  During the term of this Agreement, Manor Care
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may, with the prior written consent of a majority of the GranCare Nominees,
Transfer the Shares in a public offering pursuant to a registration statement declared effective by the SEC.

Section 2.3.  Restriction on Private Transfer.  During the term of this
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Agreement Manor Care shall not Transfer in a private transaction or series of private transactions more than 10% of the outstanding Vitalink Common Stock to any Person or group (as such terms are used in Section 13(d) and the relevant rules promulgated under the Exchange Act or any successor provision) unless immediately prior to such Transfer such Person shall have executed and delivered to the Surviving Corporation a written agreement pursuant to which such Person shall be bound by the terms of this Agreement. The total outstanding Vitalink Common Stock shall be determined at the time of each transfer based on the most recent Form 10-K or Form 10-Q available with respect to the Surviving Corporation.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Representations and Warranties of Manor Care.  Manor Care is duly
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organized, validly existing in good standing under the laws of the State of
Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Manor Care has the requisite corporate power and other authority to enter into

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this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Manor Care and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Manor Care. This Agreement has been duly executed and delivered by Manor Care and constitutes a valid and binding obligation of Manor Care enforceable against it in accordance with its terms.

Section 3.1.  Representations and Warranties of Vitalink.  Vitalink is duly
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organized, validly existing and in good standing under the laws of the State of
Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Vitalink has the requisite corporate power and other authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Vitalink and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vitalink. This Agreement has been duly executed and delivered by Vitalink and constitutes a valid and binding obligation of Vitalink, enforceable against it in accordance with its terms.


                                  ARTICLE IV

                                 MISCELLANEOUS

Section 4.1.  Governinq Law.  This Agreement shall be governed by the laws of
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the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 4.2.  Binding Effect.  This Agreement shall be binding on and inure to
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the benefit of the parties hereto and their respective legal representatives, successor and assigns. Nothing in this Agreement, expressed or implied is intended to confer on any persons other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, any GranCare Nominee shall have standing to assert any claim for any breach of this Agreement or to otherwise take such action as may be deemed necessary or appropriate to enforce the provisions of this Agreement. Any GranCare Nominee taking action reasonably believed to be consistent with enforcing the provisions of this Agreement shall be

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indemnified for the consequences of such action to the fullest extent permitted by law and any expenses incurred in connection therewith shall be for the account of and paid promptly by Vitalink.

Section 4.3.  Severability.  In case any one or more of the provisions contained
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in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

Section 4.4.  Recapitalization, Exchanges, Etc.  All the provisions of this
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Agreement shall apply, to the full extent set forth herein with respect to the
Shares and any and all securities of the Surviving Corporation or any successor or assign of the Surviving Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares or by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 4.5.  Notices, Etc.  All notices and other communications hereunder
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shall be in writing and shall be delivered in the manner and at the address
(unless subsequently notified to the contrary in the manner provided therein) as provided in the Merger Agreement.

Section 4.6.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.7.  Amendment.  This Agreement may be amended, modified or
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supplemented only with the written agreement of Vitalink and Manor Care.

Section 4.8.  Termination.  This Agreement shall terminate and have no further
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force or effect on any party hereto on the date three years from the Effective
Time.

Section 4.9.  Injunctive Relief.  Each of the parties hereto recognizes and
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acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it

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would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.



                                       MANOR CARE, INC.


                                       By: /s/ James H. Rempe
                                           -------------------------------------
                                           Name: James H. Rempe
                                           Title: Senior Vice President



                                       VITALINK PHARMACY SERVICES, INC.


                                       By: /s/ Scott T. Macomber
                                           -------------------------------------
                                           Name: Scott T. Macomber
                                           Title: Vice President, Finance

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